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As filed with the Securities and Exchange Commission on March 27, 2007

Registration No. 333-140973

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
 FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HELICOS BIOSCIENCES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	3826 (Primary Standard Industrial Classification Code Number)	05-0587367 (I.R.S. Employer Identification Number)
One Kendall Square Building 700 Cambridge, Massachusetts 02139 (617) 264-1800 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Stanley N. Lapidus
President and Chief Executive Officer
Helicos BioSciences Corporation
One Kendall Square
Building 700
Cambridge, Massachusetts 02139
(617) 264-1800
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Lawrence S. Wittenberg, Esq. Edward A. King, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, Massachusetts 02109 (617) 570-1000	Donald J. Murray, Esq. Eric W. Blanchard, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019-6092 (212) 259-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

EXPLANATORY NOTE

        This Amendment No. 1 to the Registration Statement on Form S-1 (the "Form S-1") of Helicos BioSciences Corporation is being filed solely for the purpose of adding Exhibits to the original filing of the Form S-1, filed on February 28, 2007. Other than the addition of exhibits and corresponding changes to the exhibit index and signature page, the remainder of the Form S-1 is unchanged. The Prospectus portion of the Form S-1 is not reproduced in this Amendment No. 1. This Amendment No. 1 speaks as of the original filing date of the Form S-1 and does not reflect events occurring after the filing date of the original Form S-1, or modify or update the disclosures therein in any way other than as required to reflect the amendment set forth below.

Part II
Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee and the NASD filing fee.

Amount to be paid
SEC registration fee	$3,070
National Association of Securities Dealers Inc. fee	$10,500
NASDAQ Global Market listing fee	$100,000
Printing and mailing
Legal fees and expenses
Accounting fees and expenses
Directors and officers insurance
Miscellaneous

Item 14. Indemnification of directors and officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article VII of our Amended and Restated Certificate of Incorporation, as amended to date (the "Charter"), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Article V of our Amended and Restated By-Laws, as amended to date (the "By-Laws"), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director's, officer's or employee's behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of our board of directors, to certain officers and employees.

In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

In connection with this offering, we are entering into indemnification agreements with each of our directors. These agreements provide that we will indemnify each of our directors and such entities to the fullest extent permitted by law.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15. Recent sales of unregistered securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

(a)    Issuances of capital stock.

In March 2006 and January 2007, we issued and sold an aggregate of 31,007,752 shares of our Series B redeemable convertible preferred stock to 30 investors for an aggregate purchase price of $40.0 million.

No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b)    Grants and exercises of stock options; awards of restricted stock.

Since inception, we granted stock options to purchase an aggregate of 5,114,627 shares of our common stock, with exercise prices ranging from $0.10 to $2.46 per share, to employees, directors and consultants pursuant to our stock option plans. Since inception, we issued and sold an aggregate of 327,710 shares of our common stock upon exercise of stock options granted pursuant to our stock plans for an aggregate consideration of $33,953. In addition, since inception, we issued and sold an aggregate of 7,172,571 shares of our common stock, with purchase prices ranging from $0.001 to $0.13 per share, to employees in connection with awards of restricted stock pursuant to our option plans for an aggregate consideration of $284,882. The issuance of common stock upon exercise of the options and the issuance of common stock in connection with awards of restricted stock were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering. The common stock issued upon exercise of options and in connection with awards of restricted stock are deemed restricted securities for the purposes of the Securities Act.

(c)    Issuance of Warrants.

In June and November 2006, we issued redeemable convertible preferred warrants to General Electric Capital Corporation to purchase up to an aggregate of 81,184 shares at an exercise price of $1.29 per share in connection with a equipment loan agreement entered into with General Electric Capital

Corporation. This issuance was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. The common stock issued upon exercise of the warrant are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits.

  (a)
  See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

  (b)
  Financial Statement Schedules

All other schedules have been omitted because they are not applicable.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on March 27, 2007.

HELICOS BIOSCIENCES CORPORATION
By:	/s/ STANLEY N. LAPIDUS Stanley N. Lapidus President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 27, 2007:

Signature	Title

/s/ Stanley N. Lapidus Stanley N. Lapidus	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Louise A. Mawhinney Louise A. Mawhinney	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Noubar B. Afeyan, PhD	Chairman of Board of Directors
* Brian G. Atwood	Director
* Peter Barrett, PhD	Director
* Robert F. Higgins	Director

* Steven St. Peter, MD	Director
*By:	/s/ LOUISE A. MAWHINNEY Louise A. Mawhinney Attorney-in-fact

Exhibit index

Number		Description
1.1	*	Form of Underwriting Agreement
3.1	*	Third Amended and Restated Certificate of Incorporation of the Registrant
3.2	*	Amended and Restated By-laws of the Registrant
3.3	*	Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant
4.1	*	Specimen Stock Certificate
5.1	*	Opinion of Goodwin Procter LLP
10.1	**	Warrant by and between the Registrant and General Electric Capital Corporation, dated June 9, 2006
10.2	**	Warrant by and between the Registrant and General Electric Capital Corporation, dated November 30, 2006
10.3	**	Master Loan Agreement by and between the Registrant and General Electric Capital Corporation, dated June 9, 2006
10.4		Lease Agreement by and between the Registrant and Lincoln Property Company, dated December 30, 2005.
10.5	**	Lease Agreement by and between the Registrant and Cummings Properties, LLC, dated February 1, 2006.
10.6	**	2003 Stock Option and Incentive Plan and forms of agreements thereunder
10.7	†**	License Agreement between the Registrant and California Institute of Technology, dated November 30, 2003
10.8	†**	License Agreement between the Registrant, Roche Diagnostics GMBH and Roche Diagnostics Corporation, dated April 29, 2005
10.9	†**	License Agreement between the Registrant and Arizona Technology Enterprises, dated March 15, 2005
10.10	**	Form of Indemnification Agreement
10.11	**	Amended and Restated Investor Rights Agreement by and among the Registrant and the Investors named therein, dated as of March 1, 2006
10.12	†	Amendment to License Agreement Having an Effective Date of March 7, 2007 between California Institute of Technology and the Registrant
16.1	**	Letter from BDO Seidman, LLP regarding change in certifying accountant
21.1	**	Subsidiary of the Registrant
23.1	**	Consent of PricewaterhouseCoopers LLP
23.2	**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney (included in page II-5)

*
To be filed by amendment

**
Previously filed.

†
Confidential treatment has been requested for certain provisions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

QuickLinks

  Part II Information not required in prospectus
  Signatures
  Exhibit index